NEWS RELEASE

CONTACT: Jerry Sleve

_Vice President - Administration

_Phone: (607) 936-3758 ext. 223

_Email: jsleve@corninggas.com

_Date: February 9, 2017

FOR IMMEDIATE RELEASE

Corning Natural Gas Holding Corporation Increases Dividend

Corning, N.Y. (Thursday, February 9, 2017) – Corning Natural Gas Holding Corporation’s (“CNGHC”) Board of Directors announces a dividend for the March 31, 2017 ending quarter. On February 7, 2017, the Company’s Board of Directors approved an increase in the quarterly common stock dividend to $0.16/share, which is equal to an annualized rate of $0.64/share. This is an increase from the annualized rate of $0.60/share in 2016. “This is our 8th consecutive year that the Company has increased its dividend since reinstituting the cash dividend payment in 2009,” stated Jerry Sleve, Vice President of Administration for the Company. Shareholders of record on March 31, 2017 will receive the dividend on or about April 17, 2017.

Corning Natural Gas Holding Corporation, incorporated in 2013, is a publicly traded company and the parent company of Corning Natural Gas Corporation, Corning Natural Gas Appliance Corporation and Pike County Light & Power. Two other subsidiaries, Leatherstocking Gas Company and Leatherstocking Pipeline Company are 50% owned by the Holding Corporation.

Corning Natural Gas provides safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. Pike County Light and Power is a combination electric and gas utility in Pike County PA. Learn more at www.corninggas.com

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission ( www.sec.gov ), including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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